CERTIFIED
                                   RESOLUTION
                             Effective July 25, 1994

RESOLVED, that the Board of Directors of this Company hereby approves and recommends to its shareholders an amendment of the first sentence of Article THIRD of the Company's Restated Articles of Incorporation, as heretofore amended, so that such first sentence shall read as follows:

    "The total number of shares, including those previously authorized, which the Company may have outstanding at any time is 200,000,000 shares, all of which shall be common stock, having a par value of $1.00 per share."

RESOLVED, that this Board of Directors hereby directs that the proposed amendment be submitted to a vote of the holders of the Company's outstanding Common Stock of record on August 15, 1994 at the Annual Meeting of Shareholders to be held on October 5, 1994; and further

RESOLVED, that the preceding resolution is subject (a) to the approval of the amendment to the first sentence of Article THIRD of this Corporation's Restated Articles of Incorporation by its shareholders, as approved and recommended by this Board of Directors in the preceding resolution, and (b) to the due filing of a Certificate of Amendment with respect thereto with the Secretary of State of the State of Florida; and further

RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized, empowered and directed to prepare, execute and file with the New York Stock Exchange, Inc. a listing application, such amendments thereto and such other documents and instruments as may be necessary or appropriate in order to cause to be listed upon the New York Stock Exchange, Inc. the additional shares of Common Stock authorized hereby; and further

RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and empowered on behalf of this Corporation to prepare, execute, deliver, and file any and all such applications, instruments, documents and papers and to do and to perform any and all acts and things as they may deem necessary or advisable in order to carry out the purpose and intent of the foregoing resolutions.

                        * * * * * * * * * * * * * * *

I, Wayne E. Ripley, Jr., Secretary of Winn-Dixie Stores, Inc., a Florida Corporation, do hereby certify that the foregoing is a true, correct and complete copy of resolution adopted by Written Consent of all of the members of the Board of Directors of Winn-Dixie Stores, Inc., effective July 25, 1994, pursuant to Section 607.0821,Florida Business Corporation Act; and that the resolution is entered upon the regular minute book of the Corporation and is now in full force and effect.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation, at Jacksonville, Florida, this 25th day of July, 1994.
                                  _____________________________
                                  Wayne E. Ripley, Jr.
                                  Secretary
(CORPORATE SEAL)